Exhibit 99.1

International Headquarters
2150 St. Elzéar Blvd. West
Laval, Quebec H7L 4A8
Phone: 514.744.6792
Fax: 514.744.6272

Contact Information:

Laurie W. Little
949-461-6002
laurie.little@valeant.com

Elif McDonald
905-695-7607
elif.mcdonald@valeant.com

Media:
Renee E. Soto/Meghan Gavigan
Sard Verbinnen & Co.
212-687-8080
rsoto@sardverb.com / mgavigan@sardverb.com

VALEANT ANNOUNCES J. MICHAEL PEARSON WILL BE ON
MEDICAL LEAVE OF ABSENCE

Interim Office of the CEO and Committee of the Board of Directors Formed

LAVAL, Quebec, Dec. 28, 2015 -- Valeant Pharmaceuticals International, Inc. (NYSE: VRX) (TSX: VRX) today announced that chairman and chief executive officer J. Michael Pearson will be on a medical leave of absence, effective immediately. The company's board of directors has created an Office of the Chief Executive Officer, which will include Robert Chai-Onn, Executive Vice President and General Counsel, Dr. Ari Kellen, Executive Vice President and Company Group Chairman, and Robert Rosiello, Executive Vice President and Chief Financial Officer, to serve in an interim capacity.

In addition, the Board of Directors has created a Committee to oversee and support the Office of the CEO and will include Robert A. Ingram, Lead Independent Director, G. Mason Morfit, President, ValueAct Capital, and Howard B. Schiller, former Chief Financial Officer for Valeant.

Valeant confirmed last week that Mr. Pearson had recently been hospitalized and was being treated for a severe case of pneumonia.

"Our thoughts are with Mike and his family,” said Robert Ingram. "Out of respect, we will be honoring his family’s request for privacy and will not be commenting further on his condition at this time."

Ingram added, "In the meantime, the Board of Directors has full confidence in Rob, Ari and Rob to preserve continuity of the Valeant operations and protect the long-term strength of the company while Mike is out.  The Committee will be working closely with the entire management team to ensure that the company continues to operate normally while Mike focuses on his health. I am confident that with the vast industry and business knowledge from the management team and the Board of Directors, we will manage through this period."

About Valeant

Valeant Pharmaceuticals International, Inc. (NYSE/TSX:VRX) is a multinational specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products primarily in the areas of dermatology, gastrointestinal disorder, eye health, neurology and branded generics. More information about Valeant can be found at www.valeant.com.

Forward-looking Statements

This press release may contain forward-looking statements, including, but not limited to, statements regarding the continuity and management of Valeant’s business operations.  Forward-looking statements may generally be identified by the use of the words "anticipates," "expects," "intends," "plans," "should," "could," "would," "may," "will," "believes," "estimates," "potential," "target," or "continue" and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties discussed in the Company's most recent annual or quarterly report and detailed from time to time in Valeant's other filings with the Securities and Exchange Commission and the Canadian Securities Administrators, which factors are incorporated herein by reference. Readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. Valeant undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes, unless required by law.

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